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                                                                     Exhibit 4.7

                            AUREAL SEMICONDUCTOR INC.

                       REGULATION D SUBSCRIPTION AGREEMENT

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR OTHER SECURITIES AUTHORITIES. THEY MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE SECURITIES LAWS.

THIS SUBSCRIPTION AGREEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES DESCRIBED HEREIN BY OR TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES AUTHORITIES, NOR HAVE SUCH AUTHORITIES REVIEWED OR DETERMINED THE ACCURACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SUBSCRIBERS MUST RELY ON THEIR OWN ANALYSIS OF THE INVESTMENT AND ASSESSMENT OF THE RISKS INVOLVED.

        THIS REGULATION D SUBSCRIPTION AGREEMENT (this "Agreement") is made as of the 5th day of June, 1998, by and between Aureal Semiconductor Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), and the undersigned subscriber executing this Agreement ("Subscriber" or "Holder").

        THE PARTIES HEREBY AGREE AS FOLLOWS:

        This Agreement is executed by Subscriber in connection with the offer by the Company and the purchase by Subscriber of Series C Preferred Stock (the "Preferred Stock"), of the Company. The Preferred Stock is being offered at a per share purchase price of Ten Thousand Dollars ($10,000), U.S., in minimum subscription amounts of at least Two Hundred Thousand Dollars ($200,000), and increments of Fifty Thousand Dollars ($50,000) in excess thereof, with a minimum aggregate offering amount of Five Million Dollars ($5,000,000) (the "Minimum Offering Amount"), and up to a maximum aggregate amount of Fifteen Million Dollars ($15,000,000) (the "Maximum Offering Amount") (collectively, the "Offering"). The terms of the Preferred Stock, 'including, the terms on which the Preferred Stock may be converted into common stock, $.001 par value, of the Company (the "Common Stock"), are set forth in the Certificate of Designation of the Series C Preferred Stock (the "Certificate of Designation"), substantially in the form attached hereto as Exhibit A. The solicitation of this subscription and, if accepted by the Company, the offer and sale of the Preferred Stock are being made in reliance upon the provisions of Regulation D ("Regulation D") promulgated under the Securities Act of 1933, as amended ("the Act"). The Preferred Stock and the Common Stock issuable upon


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conversion thereof (the "Conversion Shares"), are sometimes referred to herein singularly as "Security" and collectively as the "Securities."

        It is agreed as follows:

        1. Offering.

               1.1 Offer to Subscribe; Purchase Price and Closing; and Placement Fees. Subject to satisfaction of the conditions to closing set forth in Section
1.2 below, Subscriber hereby offers to subscribe for and purchase Preferred Stock for the aggregate purchase price in the amount set forth in Section 8 of this Agreement, in accordance with the terms and conditions of this Agreement. Assuming that the Minimum Offering Amount and corresponding subscription agreements accepted by the Company are received the closing of a sale and purchase of Preferred Stock as to each Subscriber (the "Closing") shall be deemed to occur when this Agreement has been executed by both Subscriber and the Company, the conditions herein have been satisfied and full payment shall have been made to the Company, by wire transfer for payment or cancellation of indebtedness in consideration for the Company's delivery of certificates representing the Preferred Stock subscribed for.

               1.2 Conditions to Subscriber's Obligations. Subscriber's obligations hereunder are conditioned upon all of the following:

                      1.2.1 the following documents shall have been executed and received by Gray Cary Ware & Freidenrich LLP, legal counsel of the Company ("GCWF") and a copy has been received by Subscriber: the Registration Rights Agreement, substantially in the form attached hereto as Exhibit B (the "Registration Rights Agreement") (executed by the Company), an opinion of counsel, substantially in the form attached hereto as Exhibit C (the "Opinion of Counsel") (signed by GCWF), the Irrevocable Instructions to Transfer Agent, substantially in the form attached hereto as Exhibit D (the "Irrevocable Instructions to Transfer Agent") (executed by the Company and the Company's transfer agent, the "Transfer Agent"), certificates representing the Preferred Stock issued in the name of the Subscriber (or its nominee), and the Certificate of Designation, in the form of Exhibit A (together with written evidence showing that it has been filed with and accepted by the Secretary of State of Delaware);

                      1.2.2 the Company's Common Stock shall be listed for and trading, on the Over-the Counter Bulletin Board;

                      1.2.3 other than losses described in the Disclosure Documents (defined below in Section 2.2.4), there have been no material adverse changes in the Company's business prospects or financial condition since the date of the last balance sheet included in the Disclosure Documents, including but not limited to incurring material liabilities;

                      1.2.4 the representations and warranties of the Company are true and correct in all material respects at the Closing as if made on such date, and the Company shall deliver a certificate, signed by an officer of the Company, to such effect to GCWF;


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                      1.2.5 the Minimum Offering Amount and corresponding
subscription agreements accepted by the Company shall have been received by GCWF; and

                      1.2.6 the Company shall have reserved for issuance a sufficient number of shares of Common Stock to effect conversions of the Preferred Stock.

        2. Representations and Warranties of Subscriber. Subscriber hereby represents and warrants to the Company as follows:

               2.1 Accredited Investor. Subscriber is an accredited investor, as defined in Rule 501 of Regulation D.

               2.2 Investment Experience, Access to Information; Independent Investigation.

                      2.2.1 Access to Information. Subscriber or Subscriber's professional advisor has been granted the opportunity to ask questions of and receive answers from representatives of the Company, its officers, directors, employees and agents concerning the terms and conditions of this Offering, the Company and its business and prospects, and to obtain any additional information which Subscriber or Subscriber's professional advisor deems necessary to verify the accuracy and completeness of the information received.

                      2.2.2 Reliance on Own Advisors. Subscriber has relied completely on the advice of, or has consulted with, Subscriber's own personal tax, investment, legal or other advisors and has not relied on the Company or any of its affiliates, officers, directors, attorneys, accountants or any affiliates of any thereof and each other person, if any, who controls any thereof, within the meaning of Section 15 of the Act for any tax or legal advice (other than reliance on information in the Disclosure Documents as defined in Section 2.2.4 below and on the Opinion of Counsel). The foregoing, however, does not limit or modify Subscriber's right to rely upon representations and warranties of the Company in Section 4 of this Agreement.

                      2.2.3 Capability to Evaluate. Subscriber has such knowledge and experience in financial and business matters so as to enable such Subscriber to utilize the information made available to It in connection with the Offering, in order to evaluate the merits and risks of the prospective investment, which are substantial, including without limitation those set forth in the Disclosure Documents (as defined in Section 2.2.4 below).

                      2.2.4 Disclosure Documents. Subscriber, in making, Subscriber's investment decision to subscribe for the Securities hereunder, represents that (a) Subscriber has received and had an opportunity to review (i) the Company's Annual Report on Form 10-K for the year ended December 28, 1997 (the "Company's Annual Report") and the Company's Quarterly Report on Form 10-Q for the quarter ended March 29, 1998, and (ii) the Capitalization Schedule, attached as Exhibit E, (the "Capitalization Schedule") and (b) Subscriber has read, reviewed, and relied solely on the documents described in (a) above, the Company's representations and warranties and other information in this Agreement, including the exhibits, any other written information prepared by the Company which has been specifically provided to Subscriber in connection with this Offering (the documents described in this Section 2.2.4(a) and


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(b) are collectively referred to as the "Disclosure Documents"), and an independent investigation made by Subscriber and Subscriber's representatives, if any; (c) Subscriber has, prior to the date of this Agreement, been given an opportunity to review material contracts and documents of the Company which have been filed as exhibits to the Company's filings under the Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and has had an opportunity to ask questions of and receive answers from the Company's officers and directors; and (d) is not relying, on any oral representation of the Company or any other person, nor any written representation or assurance from the Company other than those referred to in Section 4 or otherwise contained in the Disclosure Documents or incorporated herein or therein. The foregoing however, does not limit or modify Subscriber's right to rely upon representations and warranties of the Company in Section 4 of this Agreement. Subscriber acknowledges and agrees that the Company has no responsibility for, does not ratify, and is under no responsibility whatsoever to comment upon or correct any reports, analyses or other comments made about the Company by any third parties, including, but not limited to, analysts' research reports or comments (collectively, "Third Party Reports"), and Subscriber has not relied upon any Third Party Reports in making the decision to invest.

                      2.2.5 Investment Experience; Fend for Self. Subscriber has substantial experience in investing in securities and he, she or it has made investments in securities other than those of the Company. Subscriber acknowledges that Subscriber is able to fend for Subscriber's self in the transaction contemplated by this Agreement, that Subscriber has the ability to bear the economic risk of Subscriber's investment pursuant to this Agreement and that Subscriber is an "Accredited Investor" by virtue of the fact that Subscriber meets the investor qualification standards set forth in Section 2.1 above. Subscriber has not been organized for the purpose of investing in securities of the Company, although such investment is consistent with Subscriber's purposes.

               2.3 Exempt Offering Under Regulation D.

                      2.3.1 Investment; No Distribution. Subscriber is acquiring the Securities to be issued and sold hereunder for his, her or its own account (or a trust account if such Subscriber is a trustee) for investment and not as a nominee and not with a present view to the distribution thereof. Subscriber is aware that there are legal and practical limits on Subscriber's ability to sell or dispose of the Securities and, therefore, that Subscriber must bear the economic risk of the investment for an indefinite period of time and has adequate means of providing for Subscriber's current needs and possible personal contingencies and has need for only limited liquidity of this investment. Subscriber's commitment to illiquid investments is reasonable in relation to Subscriber's net worth. By making the representations in this Section 2.3.1, the Subscriber does not agree to hold the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption from registration under the Act, except as otherwise required in this Agreement or in the Registration Rights Agreement.

                      2.3.2 No General Solicitation. The Securities were not offered to Subscriber through, and Subscriber is not aware of, any form of general solicitation or general advertising, including, without limitation, (i) any advertisement, article, notice or other


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communication published in any newspaper, magazine or similar media or broadcast over television or radio, and (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

                      2.3.3 Restricted Securities. Subscriber understands that the Preferred Stock issued at Closing is, and the Conversion Shares will be, characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving, a public offering and that under such laws and applicable regulations such securities may not be transferred or resold without registration under the Act or pursuant to an exemption therefrom. In this connection, Subscriber represents that Subscriber is familiar with Rule 144 under the Act, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

                      2.3.4 Disposition. Without in any way limiting the representations set forth above, Subscriber further agrees not to make any disposition of all or any portion of the Securities unless and until:

                           (a) There is then in effect a registration statement
under the Act covering a such proposed disposition and such disposition is made in accordance with such registration statement; or

                           (b) such disposition is made pursuant to an exemption
from registration under the Act.

                           (c) In the case of Section 2.3.4(b), in order to have
a disposition of any or all of the Securities registered on the books of the Company, the Company may reasonable request an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of the Securities under the Act. It is agreed that the Company does not require opinions of counsel for transactions made pursuant to Regulation D under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

               2.4 Due Authorization.

                      2.4.1 Authority. The person executing this Subscription Agreement, if executing this Agreement in a representative or fiduciary capacity, has full power and authority to execute and deliver this Agreement and each other document included herein for which a signature is required in such capacity and on behalf of the subscribing individual, partnership, trust, estate, corporation or other entity for whom or which Subscriber is executing this Agreement.

        3. Acknowledgments. Subscriber is aware that:

               3.1 Risks of Investment. Subscriber recognizes that an investment in the Company involves substantial risks, including the potential loss of Subscriber's entire investment herein. Subscriber recognizes that this Agreement and the exhibits hereto do not purport to contain all the information which would be contained in a registration statement under the Act;


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               3.2 No Government Approval. No federal or state agency has passed upon the Securities, recommended or endorsed the Offering, or made any finding or determination as to the fairness of this transaction;

               3.3 No Registration. The Securities and any component thereof have not been registered under the Act or any applicable state securities laws by reason of exemptions from the registration requirements of the Act and such laws, and may not be sold, pledged, assigned or otherwise disposed of in the absence of an effective registration of the Securities and any component thereof under the Act or unless an exemption from such registration is available;

               3.4 Restrictions on Transfer. Subscriber may not attempt to sell, transfer, assign, pledge or otherwise dispose of all or any portion of the Securities or any component thereof in the absence of either an effective registration statement or an exemption from the registration requirements of the Act and applicable state securities laws;

               3.5 No Assurances of Registration. There can be no assurance that any registration statement will become effective at the scheduled time. Therefore, Subscriber may bear the economic risk of Subscriber's investment for an indefinite period of time;

               3.6 Exempt Transaction. Subscriber understands that the Securities are being offered and sold in reliance on specific exemptions from the registration requirements of federal and state law and that the representations, warranties, agreements, acknowledgments and understandings set forth herein are being relied upon by the Company in determining the applicability of such exemptions and the suitability of Subscriber to acquire such Securities;

               3.7 Legends. It is understood that the certificates evidencing the Preferred Stock and the Conversion Shares shall bear the following legend (the "Legend") (prior to registration as provided in Section 5.3):

        "The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, nor the securities laws of any other Jurisdiction. They may not be sold or transferred in the absence of an effective registration statement under those securities laws or pursuant to an exemption therefrom."

        4. Representations and Warranties of the Company. Subject to the exceptions set forth in the disclosure schedule attached hereto as Schedule A, the Company hereby makes the following representations and warranties to Subscriber (which shall be true at the signing of this Agreement, as of Closing, and as of any such later date as contemplated hereunder) and agrees With Subscriber that:

               4.1 Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, USA and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing, in each Jurisdiction in which the failure to so qualify would have


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a material adverse effect on the business or properties of the Company and its subsidiaries taken as a whole. The Company is not the subject of any pending, threatened or, to its knowledge, contemplated' investigation or administrative or legal proceeding by the Internal Revenue Service, the taxing authorities of any state or local Jurisdiction, or the Securities and Exchange Commission ("SEC"), or any state securities commission, or any other governmental entity, which have not been disclosed in the Disclosure Documents.

               4.2 Corporate Condition. The Company's condition is, in all material respects, as described in the Disclosure Documents, except for changes in the ordinary course of business and normal year-end adjustments that are not, in the aggregate, materially adverse to the Company. There have been no material adverse changes to the Company's business, financial condition, or prospects since the date of such Disclosure Documents. In addition, other than losses described in the Disclosure Documents, there have been no material adverse changes in the Company's business prospects or financial condition since the date of the last balance sheet included in the Disclosure Documents, including but not limited to incurring material liabilities. The financial statements contained in the Disclosure Documents have been prepared in accordance with Generally accepted accounting principles, consistently applied (except as otherwise permitted by Regulation S-X of the Exchange Act), and fairly present the consolidated financial condition of the Company as of the dates of the balance sheets included therein and the consolidated results of its operations and cash flows for the periods then ended. Without limiting the foregoing, there are no material liabilities, contingent or actual, that are not disclosed in the Disclosure Documents (other than liabilities incurred by the Company in the ordinary course of its business, consistent with its past practice, after the period covered by the Disclosure Documents). The Company has paid all material taxes which are due, except for taxes which it reasonably disputes and have been disclosed in the Disclosure Documents. There is no material claim, litigation, or administrative proceeding pending, or, to the best of the Company's knowledge, threatened against the Company, except as disclosed in the Disclosure Documents. This Agreement and the Disclosure Documents do not contain any untrue statement of a material fact and do not omit to state any material fact required to be stated therein or herein necessary to make the statements contained therein or herein not misleading in the light of the circumstances under which they were made. No event or circumstance exists relating to the Company which under applicable law, requires public disclosure but which has not been so publicly announced or disclosed.

               4.3 Authorization. All corporate action on the part of the Company by its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and the authorization, issuance and delivery of the certificates representing, the Preferred Stock being sold hereunder and the issuance (and/or the reservation for issuance) of the Conversion Shares have been taken, and this Agreement, the Certificate of Designation, the Irrevocable Instructions to Transfer Agent and the Registration Rights Agreement constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, except insofar as the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies. The Company has obtained all consents and approvals required for it to execute, deliver and perform each agreement referenced in the previous sentence. No filings or registration with any


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governmental authority are necessary for the execution, delivery or performance by the Company of the aforementioned agreements.

               4.4 Valid Issuance of Preferred Stock and Common Stock. The Preferred Stock when issued, sold and delivered in accordance with the terms hereof, for the consideration expressed herein will be validly issued, fully paid and nonassessable and, based in part upon the representations of Subscriber in this Agreement, will be issued in compliance with all applicable U.S. federal and state securities laws. The Conversion Shares, when issued in accordance with the terms of the Certificate of Designation, shall be duly and validly issued and outstanding, fully paid and nonassessable, and based in part on the representations and warranties of Subscriber of and the Preferred Stock, will be issued in compliance with all applicable U.S. federal and state securities laws. The Preferred Stock and the Conversion Shares will be issued free of any preemptive rights. The Company currently has or will have as of the first Closing Date that number of shares equal to one hundred fifty percent (150%) of the number of shares of Common Stock issuable upon conversion of the Preferred Stock at the Fixed Conversion Price (as defined in the Certificate of Designation) determined as of the Last Closing date reserved for issuance upon conversion of the Preferred Stock.

               4.5 Compliance with Other Instruments. The Company is not in violation or default of any provisions of its Certificate of Incorporation or Bylaws each as amended, and in effect on and as of the date of the Agreement or of any material provision of any material instrument or material contract to which it is a party or by which it is bound or, to its knowledge, of any provision of any federal or state judgment, writ, decree, order, statute, rule or governmental regulation applicable to the Company, which could reasonably have a material adverse affect on the Company's business or prospects, except as described in the Disclosure Documents. The execution, delivery and performance of this Agreement and the other agreements entered into in conjunction with the Offering and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving, of notice, either a default under any such provision, instrument or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company.

               4.6 Compliance with Law. Except as disclosed in the SEC Documents (as defined below) filed and publicly available prior to the date of this Agreement, the Company is in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any governmental authority applicable to its business or operations, except for instances of possible noncompliance that, individually or in the aggregate, would not have a material adverse effect on the Company and its financial position or results of operations. The Company has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, except for Permits that absence of which would not cause, individually or in the aggregate, a material adverse effect on the Company and its financial position or results of operations. No default has occurred under any such Permits which, individually or in the aggregate, would have a material adverse effect on the Company and its financial position or results of operations. None


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of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

               4.7 Reporting Company. The Company is subject to the reporting requirements of the Exchange Act (therefore, a "Reporting Company"), has a class of securities registered under Section 12 of the Exchange Act, and has filed all reports required by the Exchange Act since November 18, 1992 (the "SEC Documents"). As of their respective dates, the SEC Documents complied as to form in all material respects with the requirements of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Documents. The SEC Documents have been prepared in accordance with GAAP (except in the case of unaudited statements, as permitted by Form 10-QSB, Form 10-Q or Form 8-K), applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly present the financial position, results of operations and cash flows of the Company as of and at the dates and for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the SEC Documents and except for liabilities or obligations incurred in the ordinary course of business consistent with past practice, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Company or in the notes thereto which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company and its financial position or results of operations. The Company undertakes to furnish Subscriber with copies of such reports as may be reasonably requested by Subscriber prior to consummation of this Offering and thereafter, to make such reports available, as long as Subscriber holds the Securities. The Company has not furnished to the Subscriber any material nonpublic information concerning the Company.

               4.8 Capitalization. The capitalization of the Company as of March 31, 1997, is, and the capitalization as of the Closing, after taking into account the offering of the Securities contemplated by this Agreement and all other share issuances occurring prior to this Offering, will be, as set forth in the Capitalization Schedule as set forth in Exhibit E. Except as disclosed in the Capitalization Schedule, as of the date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital, stock of the Company or any of its subsidiaries, or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the, Company or any of its subsidiaries, and (ii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of its or their securities under the Act or relating to the voting, transfer or sale of any such securities (except the Registration Rights Agreement).

               4.9 Intellectual Property. The Company has valid, unrestricted and exclusive patents, trademarks, trademark- registrations, trade names, copyrights, know-how, technology and other intellectual property necessary to the conduct of its business as set forth on Exhibit F 1. The Company has granted such licenses or has assigned or otherwise transferred a portion of (or all of) such valid, unrestricted and exclusive patents, trademarks, trademark registrations, trade names, copyrights, know-how, technology and other intellectual property necessary to the


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
conduct of its business as set forth on Exhibit F-2. The Company has been granted licenses, know-how, technology and/or other intellectual property necessary to the conduct of its business as set forth on Exhibit F-3. To the best of the Company's knowledge, the Company is not infringing on the intellectual property rights of any third party, nor is any third party infringing, on the Company's intellectual property rights. There are no restrictions in any agreements, licenses, franchises, or other instruments which preclude the Company from engaging in its business as presently conducted.

               4.10 Use of Proceeds. As of the date hereof, the Company expects to use the proceeds from this Offering (less fees and expenses) for the retirement of debt and general working capital purposes.

               4.11 No Rights of Participation. No person or entity, including, but not limited to, current or former stockholders of the Company, underwriters, brokers, agents or other third parties, has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the financing contemplated by this Agreement which has not been waived.

               4.12 Company Acknowledgment. The Company hereby acknowledges that Subscriber may elect to hold the Securities for various periods of time, as permitted by the terms of this Agreement, the Certificate of Designation, and other agreements contemplated hereby, and the Company further acknowledges that Subscriber and the Placement Agent have made no representations or warranties, either written or oral, as to how long the Securities will be held by Subscriber or regarding, Subscriber's trading history or investment strategies.

               4.13 Termination Date of Offering. In no event shall the Last Closing ("Last Closing") of a sale and purchase of the Preferred Stock occur later than July 10, 1998. Which date can be extended upon written approval by the: Company and holders of a majority of the Preferred Stock.

               4.14 Underwriter's Fees and Rights of First Refusal. The Company is not obligated to pay any compensation or other fees, costs or related expenditures in cash or securities to any underwriter, broker, agent or other representative other than the Placement Agent in connection with this Offering.

               4.15 Current Public Information. The Company is currently eligible to register the resale of its Common Stock on a registration statement on Form S-3 under the Act.

               4.16 Acknowledgment of Dilution. The number of Conversion Shares issuable upon conversion of the Preferred Stock may increase substantially in certain circumstances including the circumstance wherein the trading price of the Common Stock declines. The Company has studied and fully understands the nature of the Securities being sold hereunder and recognizes that they have a potential dilutive effect. The board of directors of the Company has concluded in its (good faith business judgment that such issuance is in the best interests of the Company. The Company acknowledges that its obligation to issue Conversion Shares upon conversion of the Preferred Stock is binding upon it and enforceable regardless of the dilution that such issuance may have on the ownership interests of the other stockholders.


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               4.17 Foreign Corrupt Practices. Neither the Company nor any of
its subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any subsidiary has in the course of its actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U. S. Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic Government official or employee.

               4.18 Key Employees. Each Key Employee (as defined below) is currently serving the Company in the capacity disclosed in the Company's Annual Report. No Key Employee, to the best knowledge of the Company and its subsidiaries, is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each Key Employee does not subject the Company or any of its subsidiaries to any liability with respect to any of the foregoing, matters. No Key Employee has, to the best knowledge of the Company and its subsidiaries, any intention to terminate his employment with, or services to, the Company or any of its subsidiaries. "Key Employee" means each of the employees listed in the Company's Annual Report.

               4.19 Representations Correct. The foregoing representations, warranties and agreements are true, correct and complete in all material respects, and shall survive the Closing and the issuance of the Preferred Stock.

        5. Covenants of the Company.

               5.1 Independent Auditors. The Company shall, until at least three
(3) years after the date of the Last Closing, maintain as its independent auditors an accounting firm authorized to practice before the SEC.

               5.2 Corporate Existence and Taxes. The Company shall, until at least the later of (i) the date that is three (3) years after the date of the Last Closing or (ii) the conversion or redemption of all of the Preferred Stock purchased pursuant to this Agreement, maintain its corporate existence in good standing and remain a Reporting Company (provided, however, that the foregoing covenant shall not prevent the Company from entering into any merger or corporate reorganization as otherwise allowed pursuant to the terms of the Certificate of Designation) and shall pay all its taxes when due except for taxes which the Company disputes.

               5.3 Registration Rights. The Company will enter into a registration rights agreement covering the resale of the Conversion Shares substantially in the form of the Registration Rights Agreement attached as Exhibit B.

               5.4 Notification of Final Closing Date by Company. Within five
(5) business days after the Last Closing, the Company shall notify Subscriber in writing that the Last Closing has occurred, the date of the Last Closing, the dates that Subscriber is entitled to convert

Subscriber's Preferred Stock, the value of the Fixed Conversion Price, as that term is defined in the Certificate of Designation, and the name and telephone number of an administrative contact person at the Company whom Subscriber may contact regarding, information related to conversion of the Preferred Stock as contemplated by the Certificate of Designation.

               5.5 Capital Raising Limitations; Rights of Participation.

                      5.5.1 Right of First Offer. The Company agrees that, during the period beginning, on the date hereof and terminating on the first anniversary of the date of the Last Closing, if the Company issues or sells, or agrees to issue or sell any equity or debt securities of the Company or any of its subsidiaries (or any security convertible into or exercisable or exchangeable, directly or indirectly, for equity or debt securities of the Company or any of its subsidiaries) ("Future Offerings"), the Company shall deliver to each Subscriber at least ten (10) business days prior to the closing of such Future Offering, written notice describing the proposed Future Offering, including the terms and conditions thereof, and providing each Subscriber and its affiliates an option (a "Right of Participation"), during the ten (10) business day period following delivery of such notice, to purchase an amount of the securities being offered in the Future Offering, equal to the Right of Participation Amount (as defined below), on the same terms as contemplated by such Future Offering (the limitations referred to in this sentence are collectively referred to as the "Capital Raising, Limitations").

                      5.5.2 Amount of Subscriber's Right of Participation. The amount of securities which a Subscriber is entitled to purchase in such a Future Offering (the "Right of Participation Amount") shall be the lesser of (i) the dollar amount invested by Subscriber in this Offering or (ii) a number obtained by multiplying the aggregate amount of securities being offered in the Future Offering by a fraction, the numerator of which is the purchase price of the Preferred Stock purchased by the Subscriber pursuant to this Agreement and the denominator of which is the aggregate dollar amount of Preferred Stock placed in the future Offering

                      5.5.3 Exceptions to the Capital Raising Limitation. The Capital Raising, Limitations shall not apply to any transaction involving issuances of securities in connection with a merger, consolidation, acquisition or sale of assets, or in connection with any strategic partnership or joint venture (the primary purpose of which is not to raise equity capital), or in connection with the disposition or acquisition of a business, product or license by the Company or exercise of options by employees, consultants or directors. The Capital Raising Limitations also shall not apply to (a) the issuance of securities pursuant to an underwritten public offering, (b) the issuance of securities upon exercise or conversion of the Company's options, warrants or other convertible securities outstanding as of the date hereof or (c) the grant of additional options or warrants, or the issuance of additional securities, under any Company stock option or restricted stock plan for the benefit of the Company's employees, directors or consultants.

               5.6 Financial 10-K Statements, Etc. and Current Reports on Form 8-K. The Company shall make available to the Subscriber copies of its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on form 8-K for as long as the Preferred Stock may remain outstanding

               5.7 Opinion of Counsel. Subscribers shall, upon purchase of the Preferred Stock pursuant to this Agreement, receive an opinion letter from GCWF, in the form attached as Exhibit C.

               5.8 Removal of Legend Upon Conversion. As contemplated by the Certificate of Designation. upon conversion of the Preferred Stock, Subscriber shall submit a Notice of Conversion and Resale, substantially in the form attached hereto as Exhibit G. The Legend shall be removed and the Company shall issue a certificate without such Legend to the holder of any Security upon which it is stamped, and a certificate for a security shall be originally issued without the Legend if, unless otherwise required by state securities laws, (a) the sale of such Security is registered under the Act, or (b) such holder provides the Company with an opinion of counsel (if so required by the Company or the Transfer Agent), in form, substance and scope customary for opinions of counsel in comparable transactions (the reasonable cost of which shall be borne by the Company), to the effect that a public sale or transfer of such Security may be made without registration under the Act, or (c) such holder provides the Company with reasonable assurances that such Security can be sold pursuant to Rule 144. Each Subscriber agrees to sell all Securities, including those represented by a certificate(s) from which the Legend has been removed, or which were originally issued without the Legend, pursuant to an effective registration statement and to deliver a prospectus in connection with such sale or in compliance with an exemption from the registration requirements of the Act. In the event the Legend is removed from any Security or any Security is issued without the Leaned and thereafter the effectiveness of a registration statement covering the resale of such Security is suspended or the Company determines that a supplement or amendment thereto is required by applicable securities laws, then upon reasonable advance notice to Subscriber holding such Security, the Company may require that the Legend be placed on any such Security that cannot then be sold pursuant to an effective registration statement or Rule 144 or with respect to which the opinion referred to in clause (b) next above has not been rendered, which Legend shall be removed when such Security may be sold pursuant to an effective registration statement or Rule 144 or such holder provides the opinion with respect thereto described in clause (b) next above.

               5.9 Listing. The Company shall (1) use its best efforts to continue the listing and trading of its Common Stock (including all Conversion Shares) on either the OTC Bulletin Board, the Nasdaq Small Cap Market, the Nasdaq National Market System ("NMS"), the New York Stock Exchange ("NYSE"), or the American Stock Exchange ("AMEX") or any other national exchange or over-the-counter market system; (ii) take all action necessary to cause and maintain the listing and trading, of its Common Stock on the OTC Bulletin Board or the Nasdaq Small Cap Market at any time the Common Stock is not listed and traded on NMS, NYSE or AMEX; and (iii) comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers ("NASD") and such exchanges, as applicable.

               5.10 The Company's Instructions to Transfer Agent. The Company will issue to its Transfer Agent the Irrevocable Instructions to Transfer Agent substantially in the form of Exhibit D instructing the Transfer Agent to issue certificates, registered in the name of each Subscriber or its nominee, for the Conversion Shares in such amounts as specified from time to time by such Subscriber to the Company upon conversion of the Preferred Stock. Such certificates shall bear a Legend only to the extent permitted by Section 5.7 hereof. The Company warrants that no instruction, other than such instructions referred to in Section 5.7 hereof or in this Section 5.10 and stop transfer instructions to give effect to Section 3.7 hereof in the case of Conversion Shares prior to registration of the Conversion Shares under the Act, will be given by the Company to its Transfer Agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement. Nothing in this Section shall affect in any way each Subscriber's obligations and agreement set forth in Sections 2.3.3 or 2.3.4 hereof to resell the Securities pursuant to an effective registration statement and to deliver a prospectus in connection with such sale or in compliance with an exemption from the registration requirements of applicable securities laws. If (a) a Subscriber provides the Company with an opinion of counsel (if so required by the Company or the Transfer Agent), which opinion of counsel shall be in form, substance and scope Customary for opinions of counsel in comparable transactions (the reasonable cost of which shall be borne by the Company), to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from registration or (b) a Subscriber transfers Securities to an affiliate which is an accredited investor pursuant to Rule 144, the Company shall permit the transfer, and, in the case of Conversion Shares, promptly instruct its transfer agent to issue one or if more certificates in such name and in such denomination as specified by such Subscriber. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Subscriber by vitiating, the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5.10 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5.10, that a Subscriber shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring , immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required. The Company shall not terminate its agency relationship with the Transfer Agent for any reason prior to the date which is three (3) years after the Last Closing, unless the Company's Transfer Agent shall continue acting as transfer agent pursuant to the terms of the Irrevocable Instructions to Transfer Agent until such time that a successor transfer agent (i) is appointed by the Company; and (ii) executes and agrees to be bound by the terms of the Irrevocable Instructions to Transfer Agent.

               5.11 Restrictions on Performance. The Company shall not at any time after the date hereof enter into an agreement or other instrument limiting in any manner its ability to perform its obligations under this Agreement or the Certificate of Designation, or making such performance or the issuance of the Conversion Shares a default under any such agreement or instrument.

        6. Miscellaneous.

               6.1 Representations and Warranties Survive the Closing; Severability. Subscriber's and the Company's representations and warranties shall survive the Closing of the transactions contemplated by this Agreement notwithstanding any due diligence investigation made by or on behalf of the party seeking to rely thereon. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

               6.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Subscriber may assign Subscriber s rights hereunder, in connection with any private sale of the Preferred Stock of such Subscriber, so long, as, as a condition precedent to such transfer, the transferee executes an acknowledgment agreeing to be bound by the applicable provisions of this Agreement.

               6.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California without respect to conflict of laws principles.

               6.4 Execution in Counterparts Permitted. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one (1) instrument.

               6.5 Titles and Subtitles; Gender. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The use in this Agreement of a masculine, feminine or neither pronoun shall be deemed to include a reference to the others.

               6.6 Written Notice. Any notice, demand or request required or permitted to be given by the Company or Subscriber pursuant to the terms of this Agreement shall be in writing, and shall be deemed given when delivered personally, or by facsimile (with a hard copy to follow by overnight courier addressed to the parties at the addresses and/or facsimile telephone number of the parties set forth at the end of this Agreement or such other address as a party may request by notifying, the other in writing,

               6.7 Expenses. Each of the Company and Subscriber shall pay all costs and expenses that it respectively incurs, with respect to the negotiation, execution, delivery and performance of this Agreement.

               6.8 Entire Agreement; Written Amendments Required. This Agreement, including the Exhibits attached hereto, the Certificate of Designation, the Preferred Stock certificates, the Registration Rights Agreement, the Irrevocable Instructions to Transfer Agent and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

        IN WITNESS WHEREOF, the undersigned Subscriber does represent and certify under penalty of perjury that the foregoing statements are true and correct and that Subscriber by the following signature(s) executed this Agreement.

Dated this 5th of June, 1998.

B III Capital Partners, L.P.,
By:  DDJ Capital III, LLC,
        its General Partner
By:  DDJ Capital Management, LLC,
       its Manager

                                                         Goldman Sachs & Company
/s/ Daniel G. Harmetz                                    FFC B III Capital Partners, L.P.
-----------------------------------------------          ------------------------------------------------------------------
Your Signature
                                                         PRINT EXACT NAME IN WHICH YOU WANT THE SECURITIES TO BE REGISTERED

Daniel G. Harmetz                                        DELIVERY INSTRUCTIONS  Goldman Sachs & Co.
-----------------------------------------------          ------------------------------------------------------------------
Name:  Please Print                                      Please type or print address where your security is to be delivered

Member                                                   ATTN:   Marjory Boliscar
-----------------------------------------------          ------------------------------------------------------------------
Title/Representative Capacity (if applicable)


                                                         One New York Plaza
-----------------------------------------------          ------------------------------------------------------------------
Name of Company You Represent (if applicable)            Street Address


Wellesley, Massachusetts                                 New York, NY
-----------------------------------------------          ------------------------------------------------------------------
Place of Execution of this Agreement                     City, State or Province, Country, Offshore Postal Code


                                                         T:  212-902-8058                F:  212-357-0413
                                                         ------------------------------------------------------------------
                                                         Phone Number (For Federal Express) and Fax Number (re: Notice)


        THIS AGREEMENT IS ACCEPTED BY THE COMPANY IN THE AMOUNT OF $5,000,000 ON THE 5TH DAY OF JUNE, 1998.

                                           Aureal Semiconductor Inc.


                                           /s/ Kenneth A. Kokinakis
                                           -------------------------------
                                           Kenneth A. Kokinakis, President